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                                                                    EXHIBIT 3.A



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ANR PIPELINE COMPANY


                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

         ANR Pipeline Company (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is ANR Pipeline Company. The Corporation was originally incorporated on July 20, 1945, under the name Michigan-Wisconsin Pipe Line Company. The name of the Corporation was changed to Michgan Wisconsin Pipe Line Company on September 2, 1953, and was changed to ANR Pipeline Company on December 14, 1983.

         2. This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. Stockholder approval of this Restated Certificate of Incorporation was given by unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

             FIRST: The name of the corporation is ANR Pipeline Company.

             SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at the above address is The Corporation Trust Company.

             THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

             FOURTH: The total number of shares of stock the corporation shall have authority to issue is one thousand (1,000) shares of common stock with a par value of one dollar ($1.00) per share.


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                  Shares of stock of this corporation whether with or without par value, of any class or classes hereby or hereafter authorized, may be issued by this corporation from time to time for such consideration permitted by law as may be fixed from time to time by the Board of Directors.

             FIFTH: Unless required by the By-laws, the election of the Board of Directors need not be by written ballot.

             SIXTH: The Board of Directors of this corporation is expressly authorized to make, alter, or repeal the By-laws of the corporation, but the stockholders may make additional By-laws and may alter or repeal any By-law whether or not adopted by them.

             SEVENTH: No director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, ANR Pipeline Company has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer this 7th day of March 2002.


                                       ANR PIPELINE COMPANY



                                       By:    /s/ Teresa L. McDonald
                                           -----------------------------
                                                Teresa L. McDonald
                                                  Vice President